                                                                    EXHIBIT 10.I

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 26, 2003, between Napco Security Systems, Inc., a Delaware corporation (the "Company"), and Richard Soloway (the "Employee").

                  WHEREAS, Employee has been serving as Chairman of the Board, President and Chief Executive Officer of the Company and the parties wish to provide for the continuation of such services.

                  NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Employment Agreement is hereby amended and restated to read as follows:

                  1.       Employment, Duties and Acceptance.

                           1.1.     The Company hereby employs the Employee for
the Term (as hereinafter defined) to render services to the Company as its chairman of the board, president and chief executive officer, subject to the direction of the Board of Directors, and, in connection therewith, to perform such executive and managerial duties as he shall be directed by the Board of Directors consistent with Employee's position as chairman of the board, president and chief executive officer and consistent with the duties performed by the Employee immediately prior to the date of this Agreement.

                           1.2      Acceptance of Employment by the Employee.
The Employee hereby accepts such employment and agrees to render the executive and managerial services described above on the terms and conditions set forth.

                  2. Term of Employment. The term of the Employee's employment under this Agreement shall commence on the date hereof and shall end five (5) years from the date hereof, unless sooner terminated pursuant to
Article 5 of this Agreement and shall renew for additional one year intervals thereafter unless (i) sooner terminated pursuant to Article 5 hereof or (ii) either party gives notices of non-renewal at least six months before the end of the then applicable term of employment (the "Term").

                  3.       Compensation.

                           3.1.     Salary. For services to be rendered pursuant
to this Agreement, the Company agrees to pay the Employee a salary of $453,235 per annum (the "Annual Salary"), payable in accordance with the Company's regular payroll practices but no less frequently than once per month. Employee's annual salary shall be reviewed by the Board of Directors from time to time, but may not be reduced, and shall be increased commencing January 1 of each year of the Term by an amount at least equal to the product of the prior year's Annual Salary and the increase in the Consumer Price Index ("CPI") (over the CPI for 2003). Any increased amount shall be considered "Annual Salary" for the purposes of this Agreement.

                           3.2.     Incentive Compensation. For each of the
Company's fiscal years ending during the Term, including the fiscal year ending June 30, 2003, the Employee shall be awarded an incentive bonus (the "Bonus"), in such amount as determined by the Board of Directors. All or a portion of the amount of such bonus shall, at the Employee's option, be payable in common stock of the Company valued at the average closing sales price of NASDAQ, or the principal market on which the Company's common stock trades, on the last five trading days of the fiscal year for which the bonus is paid. The bonus set forth in this Section 3.2 shall be paid to the Employee no later than thirty (30) days after the Company's receipt of the audited financial statements for the Company with respect to the applicable fiscal year.

                           3.3.     Withholdings and Deductions. All
Compensation described in this Article 3 shall be less such deductions as may be required to be withheld by applicable law and regulation including the payment by the Employee of any applicable tax withholding with respect to his receipt of shares of common stock pursuant to Section 3.2 hereof.

                           3.4.     Stock Options. As additional incentive to
Employee, simultaneous with the execution of this Agreement, the Company shall grant Employee options under the Company's Stock Option Plan to purchase 100,000 shares of the Company's common stock at an exercise price equal to 110% of the "Market Price" (as defined below) of the shares on the date the Options are granted with respect to incentive stock options and 100% of the Market Price on the date the Options are granted for a non-qualified stock options. Options set forth in this Section 3.4 shall vest as provided in such Plan, but in no event later than on a Change in Control, as defined in Article 6 below, and may be exercisable for 5 years. For the purposes hereof, "Market Price" shall mean the last reported sales price of the Company's common stock on the relevant date. The Stock Option Agreement shall provide that the Employee may exercise options through a "cashless exercise" procedure and shall permit the Employee to sell any or all of the shares acquired through the exercise of any Options to the Company, at the discretion of the Employee, upon a Change in Control, at the Market Price of such shares on the date of sale.

                           3.5.     Supplemental Amount. (a) The Company has a
qualified retirement plan, under Section 401 et seq. of the Internal Revenue Code of 1986, as amended (the "Code"). The Employee is a participant in said plans. Section 415 of the Code provides that a plan shall not be a qualified trust under Section 401(a) if it provides for the payment of contributions with respect to a participant in excess of certain amounts. The Company's plan has provisions intended to assure that they are such qualified trusts, by providing that no contribution may be made to a plan if such contribution would cause the plan to be a non-qualified trust (the "Section 415 provisions"). The annual amounts that the Employee, as a participant, would be entitled to have contributed for his benefit by the Company under said plan (or under any other plan qualified under Section 401 et seq. of the Code in which the Employee may be a participant during the Term) if the plans did not have Section 415 provisions (or any successor provisions) in excess of the annual amounts that the Company actually contributes thereto for the benefit of the Employee is referred to as the "Supplemental Amount."

                                    (b)      As supplemental compensation for
each year during the Term, the Company shall, within 90 days after the end of the year, at the election of the Employee either (i) contribute the Supplemental Amount to non-qualified retirement plan established for the benefit of the Employee, (ii) issue (or transfer from its treasury stock) to the Employee a number of shares of its common stock, subject to no restriction other than as required by the Securities Act of 1933, equal to (x) the Supplemental Amount,
(y) divided by the average of the daily closing prices of such stock over the last five trading days during said year. Such number of shares shall be rounded to the nearest number of whole shares. The certificate representing said shares shall bear the following legend: "The shares represented by this certificate were acquired in a transaction not registered under the Securities Act of 1933, and may not be transferred or disposed of except pursuant to an effective registration statement under said Act or an exemption from such registration thereunder" or (iii) pay the Supplemental Amount to the Employee in a lump sum cash payment.

                  4.       Expenses and Benefits.

                           4.1.     Expenses. The Company shall pay or reimburse
the Employee for all reasonable expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may require.

                           4.2.     Benefits. The Employee shall be entitled to
all rights and benefits for which he shall be eligible under any stock option or extra compensation plan, pension, group insurance or other so-called "fringe" benefits which the Company may, in its sole discretion, provide for him or for its senior executive employees generally.

                           4.3.     Vacation. The Employee shall be entitled to
such vacation as is provided from time to time to other senior executives of the Company. Upon termination of Employee's employment for any reason, the Company shall pay Employee for all unused vacation pay from the beginning of the Term of this Agreement.

                  5.       Termination.

                           5.1.     Termination upon Death. If the Employee
shall die during the Term, this Agreement shall terminate, except that the Employee's legal representatives shall be entitled to receive the Annual Salary provided for in Section 3.1 of this Agreement for a period of one year after the Employee's death, paid in accordance with the Company's normal payroll practices, and his Bonus shall be calculated on a pro rata basis through the end of the fiscal quarter immediately preceding his death. In addition, the Employee's legal representatives shall receive payment for unreimbursed expenses.

                           5.2.     Termination upon Disability. If, during the
Term, the Employee shall become physically or mentally disabled, whether totally or partially, as determined by a medical doctor acceptable to both parties hereto, so that he is unable substantially to perform his services hereunder with or without reasonable accommodation for (i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the

Company may at any time after the last day of the sixth consecutive month of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Employee (but before the Employee has recovered from such disability), terminate the term of the Employee's employment hereunder. Notwithstanding such disability, the Company shall continue to pay the Employee an amount equal to sixty (60%) percent of the Annual Salary herein provided for in Section 3.1 up to and through the scheduled Term under Article 2 hereof, but not longer than three (3) years, but his Bonus shall be calculated on a pro rata basis through the end of the fiscal quarter immediately preceding the sixth month of his disability. In addition, the Employee or his legal representatives shall receive payment for unreimbursed expenses. Notwithstanding any provision contained herein to the contrary, the amounts set forth in this Section 5.2 shall be reduced by the amount of any disability insurance payments received by the Employee under disability plans or policies of the Company.

                           5.3.     Termination for Cause. Nothing contained
herein shall preclude the Company from terminating this Agreement for "Cause." As used herein the term for "Cause" shall be deemed to mean and include with respect to the Employee only chronic alcoholism, addiction to any illegal drugs, conviction of the Employee of any felony, or of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, or willful failure or refusal to substantially perform the services required of the Employee under this Agreement, following written notice by the Board of Directors to the Employee and Employee having failed to cure such failure within thirty days after such notice. In the event of a termination of the Employee for Cause, the Employee shall receive any unpaid Annual Salary in effect on the date immediately prior to such termination through the date of termination and payment for all unreimbursed expenses.

                           5.4.     Voluntary Termination Without Good Reason.
If the Employee terminates his employment for other than Good Reason, the Company shall pay the Employee the Employee's Annual Salary in effect on the date immediately prior to such termination through the date of termination and all unreimbursed expenses.

                  "Good Reason" means the occurrence, without the Employee's express written consent, of any of the following circumstances:

                  (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement;

                  (ii) the assignment to the Employee of any duties inconsistent with, or any substantial diminution in, such Employee's status or responsibilities as in effect on the date hereof, including imposition of travel obligations that are materially greater than is reasonably required by the Company's business;

                  (iii) (I) a reduction in the Employee's Annual Salary as in effect on the date hereof, as that amount may be increased from time to time; or
(II) the failure to pay any agreed upon bonus award to which the Employee is otherwise entitled, at the time such bonuses are usually paid;

                  (iv) a change in the principal place of the Employee's employment, as in effect on the date hereof or as in effect after any subsequent change to which the Employee consented in writing, to a location more than fifty
(50) miles from the Employee's residence in Manhattan on the date hereof;

                  (v) (I) the Company's failure to continue in effect any incentive compensation plan or stock option plan in which the Employee participates, unless the Company has provided an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) to the Employee, or (II) the Company's failure to continue the Employee's participation in any such incentive or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants; or

                  (vi) the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement.

                           5.5.     Other. If the Company terminates the
Employee's employment other than for Cause or if the Employee terminates employment with the Company for Good Reason, the Company shall pay the Employee, a total amount, in a lump sum cash payment, equal to the product of (i) the sum of (x) the Employee's Annual Salary plus, at a minimum, (y) the Bonus paid to the Employee for the year prior to his termination of employment, multiplied by
(ii) the greater of (x) the number of years (and portions thereof) remaining in the Term or (y) three (3). In addition, the Employee shall receive all unreimbursed expenses.

                  6. Change in Control. (a) If during the Term there should be a Change in Control (hereinafter defined), then the Employee shall, by written notice to the Company at any time within twelve months following a Change in Control, be entitled to terminate the Term and his employment hereunder for any reason or no reason, and within 10 business days following such notice, the Employer shall pay the Employee, as a termination payment, an amount equal to 299% of the average of the prior five calendar year's compensation (including bonuses, pension, profit sharing, health and life insurance benefits and 401(k) contributions), except that in no event shall the amount payable under this paragraph 6(a) exceed $100.00 less than the amount which would (when aggregated with any other amounts which would be subject to the "parachute payment" provisions hereinafter referred to) result in any part of a payment to otherwise be made under this paragraph 6(a) constituting a "parachute payment" under Section 280G of the Code (the "Maximum Termination Payment"). The determination whether or not any part of such payment would constitute a "parachute payment" and the amount of the Maximum Termination Payment shall be made by the Company's regularly engaged independent accountants. In making the determination, the accountants shall rely on the Company's federal income tax returns and on the Code and the regulations thereunder, as then in effect, and may rely on the legislative and Internal Revenue Service reports issued in connection with the adoption of said Paragraph and regulations.

                                    (b)      For purposes of this Agreement, a
"Change in Control" shall mean:

                                            (i)     either (x) any merger or
                                    consolidation of the Company into or with another corporation, or (y) the acquisition by another person, group or entity after the execution date of this Employment Agreement of beneficial ownership of more than 20% of the common stock of the Company (such person, group or entity reporting, or being required to report, the acquisition pursuant to Section 13 of the Securities Exchange Act of 1934 of all the voting and investment powers of such stock),

                                                     or

                                            (ii)    any sale by the Company of
                                    substantially all of the assets and business of Company for cash, stock, or any combination thereof, unless, immediately after such sale, the holders of Common Stock of the Company immediately prior to such sale own more than 80% or more of the voting capital stock of the acquiring corporation or, if the acquiring person or entity is not a corporation, more than 80% of the voting equity interests of such acquiring person or entity,

                                                     or

                                            (iii)   if a majority of Company's
                                    board of directors consists of individuals who were not Incumbent Directors. "Incumbent Directors" shall mean directors who either
                                    (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

                                    (c)      In the event that the Employee
brings an action to enforce the provisions of this Agreement after a Change in Control, the Company shall pay the legal expenses of the Employee during the proceeding; provided that the court having jurisdiction over the proceeding shall have the right to require the Employee, as part of any judgment against the Employee, to repay the Company for any monies received from the Company for such expenses.

                  7.       Certain Restrictions.

                           7.1.     Non-Competition. Subject to the provisions
of this Section 7.1, for the duration of the Term and for a period of one year after termination of the Term for any reason, the Employee will not, directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant or owner, become or be interested in, or associated with, any other corporation, firm or business engaged in a business which is the same as, similar to or competitive with the business of the Company; provided that the ownership by the Employee, directly or indirectly, of shares of stock of a corporation, which shares are regularly traded on a national securities exchange or on the over-the-counter market and which shares do not amount to the lesser of (a) five per cent of the issued and outstanding shares of such corporation, or (b) an aggregate market value in excess of $500,000, shall not, in any event, be deemed to be in violation of the provisions of this Section 7.1. Notwithstanding any provision contained herein to the contrary, the provisions of this Section 7.1 shall not apply after a Change in Control or after the non-renewal of the Term pursuant to
Article 2 hereof.

                           7.2.     Mutual Non-Disparagement. During the Term
and for a period of one year thereafter (regardless of any termination under Article 5 hereof), the Employee agrees that he will not publish or communicate to any person or entity any "Disparaging" (as defined below) remarks, comments or statements concerning the Company, its employees, agents, current and former directors and officers. In addition, during such period, the officers, directors and employees of the Company shall be instructed not to publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Employee. For the purposes of this Agreement, "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

                  8.       Protection of Confidential Information.

                           8.1.     Confidential Information. In view of the
fact that the Employee's work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, the Employee agrees:

                                    (a)      To keep secret and retain in the
strictest confidence all confidential matters of the Company, including, without limitation, trade "know-how", secrets, the names of its customers, suppliers and contractors, the Company's procedures and policies in purchasing and sales, including its pricing policies, operational methods and technical processes, and other business affairs of the Company, learned by him heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after his employment with the Company, except in the course of performing his duties hereunder or with the Company's express written consent; and

                                    (b)      To deliver promptly to the Company
on termination of his employment, all memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which he may then possess or have under his control.

                                    (c)      Notwithstanding any provision
contained herein to the contrary, confidential information shall not include information that is public knowledge (other than by acts by the Employee in violation of this Section 8.1) and the Employee shall be permitted to disclose information covered under this Section 8.1 if required by law, an order of court or a governmental agency with jurisdiction.

                           8.2.     Survival. The provisions related to
post-termination payments under Article 5, Article 7 and Article 8 shall survive any termination of this Agreement; provided that the provisions of Section 7.1 shall not apply after a Change in Control or after the non-renewal of the Term pursuant to Article 2 hereof.

                           8.3.     Specific Performance. The parties recognize
that, because of the nature of the subject matter of this Article 8, it would be impractical and extremely difficult to determine the Company's actual damages in the event of a breach of this Article 8 by the Employee. Accordingly, if the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 8.1, the Company shall be entitled to have the provisions of said Sections specifically enforced by temporary, preliminary and permanent injunctive relief without the posting of bond or other security by and court of competent jurisdiction, notwithstanding the provisions of Article 8 hereof.

                  9. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid by registered or certified mail (notices shall be deemed to have been given when so delivered personally) or, if mailed, two days after the date of mailing, as follows (or to such other address as either party shall designate by notice so given to the other in accordance herewith):

                  If to the Company, to:

                           Napco Security Systems, Inc.
                           Attention:  Randy B. Blaustein
                           333 Bayview Avenue
                           Amityville, NY 11701

                  If to the Employee, to:

                           Richard Soloway
                           [intentionally omitted]

                   With a copy to:

                           Schulte Roth & Zabel LLP
                           Attention:  Marc Weingarten, Esq.
                           919 Third Avenue
                           New York, NY 10022

                  10.      General.

                           10.1.    Governing Law and Venue. This Agreement
shall be governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York. Any proceeding seeking to enforce any provision of this Agreement shall be brought only in the courts of the State of New York, sitting in the Borough of Manhattan, City of New York or in the United States District Court for the Southern District of New York and the Employee and the Company consent to the exclusive jurisdiction of such courts.

                           10.2.    Section Headings. The article and section
headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           10.3.    Entire Agreement. This Agreement sets forth
the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                           10.4.    Successors and Assigns. This Agreement, and
the Employee's rights and obligations hereunder, may not be assigned by the Employee; provided that the Employee's legal representatives shall have the rights set forth in Article 5. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

                           10.5.    Amendments, Modifications, etc. This
Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by the party to be charged therewith. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the balance thereof, which shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on June 26, 2003.

                           NAPCO SECURITY SYSTEMS, INC.

                           By: /s/ Randy Bruce Blaustein
                               ------------------------------------------------
                               RANDY BRUCE BLAUSTEIN, for the
                               Board of Directors

                               /s/ Richard Soloway
                               ------------------------------------------------
                               RICHARD SOLOWAY